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                                                                    EXHIBIT 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Amendment No. 4 to the Registration Statement on Form S-3 of our report dated January 29, 2004, except as to Note 14, for which the date is March 5, 2004 relating to the consolidated financial statements of SS&C Technologies, Inc. and our report dated May 3, 2004 relating to the combined financial statements of OMR Systems Corporation and OMR Systems International, Ltd., which each appear in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Historical and Pro Forma Financial Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP


Hartford, Connecticut
May 19, 2004